UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

GULFPORT ENERGY CORPORATION
(Name of Registrant as Specified in Its Charter)

FIREFLY VALUE PARTNERS, LP FVP MASTER FUND, L.P. FVP GP, LLC FIREFLY MANAGEMENT COMPANY GP, LLC ARIEL WARSZAWSKI RYAN HESLOP SAMANTHA HOLROYD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Firefly Value Partners, LP, together with the other participants named herein (collectively, “Firefly”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of stockholders of Gulfport Energy Corporation, a Delaware corporation (the “Company”).

Item 1: On March 19, 2020, Firefly issued the following press release:

Firefly Value Partners Disappointed in Gulfport Energy Board’s Failure to Recognize Company’s Significant Opportunities

Shareholders Deserve to Have Individuals in the Boardroom who Appreciate the Value of Gulfport’s Assets

Believes Recently Disclosed 2020 Incentive Plan Demonstrates the Board’s Continued Disregard for the Massive Value Destruction Endured by Shareholders

New York – (March 19, 2020) – Firefly Value Partners, LP (together with its affiliates, “Firefly”), which manages funds that, together with affiliates, collectively beneficially own 13.1% of the outstanding common stock of Gulfport Energy Corporation (“Gulfport” or the “Company”) (Nasdaq: GPOR), today issued the following statement:

“We are large, long-term Gulfport shareholders because we believe Gulfport has great assets and significant opportunities for value creation. But, after years of bewildering capital allocation and governance decisions, Firefly advocated for the Board to be refreshed, in collaboration with shareholders, with directors who possess the expertise and focus on shareholder concerns needed to effectively steer Gulfport’s strategy and drive long-term value. Gulfport’s Board had a different plan: it has attempted to do a ‘self-refresh’ by adding directors hand-picked by the incumbents to try to stave-off the addition of new voices that would seek to effect meaningful change. Recent decisions by the newly constituted Board show yet again why direct shareholder representation and truly independent perspectives on the Gulfport Board are urgently needed.

Gulfport could be much more valuable than it is today, given its great assets and strong free cash flow. The Company had $693 million in liquidity as of February 26, 2020, and told shareholders it expects to be free cash flow positive in 2020. Since that February guidance, the fundamentals for the natural gas business have improved – the decline in oil prices has resulted in a significant curtailment of drilling and capital expenditures in the Permian basin by liquid-dominant drillers. With substantially less supply of natural gas from the Permian, we believe natural gas prices should increase in late 2020 and into 2021. For this reason, Gulfport’s low-cost dry gas peers (EQT, CNX and Cabot) have all seen their stock prices increase substantially in March, even as the capital markets have experienced significant dislocation. With leverage of less than 3x, no bond maturities until 2023, and improving fundamentals, Gulfport too is in a terrific position to create value for all stakeholders.

Despite its position and opportunities, and the performance of its peers, Gulfport stock has lost nearly 80% of its value in 2020, including nearly 25% in March. We believe that shareholders simply do not have confidence in the Board – with its tone-deaf ‘self-refreshment’ strategy – nor in the management team.

It is particularly troubling that, in light of a share price decline that we believe is the result of a crisis in confidence among shareholders, the Board appears focused on retaining and locking-in the executive team, while taking steps to fend off shareholder nominees. Earlier this week, the Board announced it was modifying its executive compensation plans to make generous, off-cycle “retention” cash awards to executives, some of which would fully vest upon a change in the composition of the Board. We can think of few acts that signal so explicitly that this Board lacks confidence in the business and feels insecure about its support among shareholders.

The Board’s initial awards to executives under the Board’s Plan are puzzling. The Board has awarded cash equal to approximately 3% of the market capitalization of the Company, including a substantial portion that was immediately paid to executives, despite the stated “retention” rationale. Vesting for some of these initial awards will be accelerated upon certain changes in the Board’s composition, even if those changes are approved by shareholders. This Board has truly stretched itself to find new ways to frustrate the will of shareholders.

It is time for Gulfport to schedule its annual meeting of shareholders and allow shareholders to elect directors who appreciate the true value of Gulfport’s assets and who can instill confidence in all stakeholders.”

About Firefly Value Partners, LP

Founded in 2006, Firefly is an investment partnership focused on fundamental primary research and business analysis. Firefly invests with a long-term time horizon in a concentrated portfolio of deeply undervalued companies.

Investor Contact:

John Ferguson / Joe Mills

Saratoga Proxy Consulting LLC

212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media Contact:
Dan Zacchei / Joe Germani
Sloane & Company
212-486-9500
dzacchei@sloanepr.com / jgermani@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Firefly Value Partners, LP and the other participants named herein (collectively, “Firefly”) intend to file a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of Gulfport Energy Corporation, a Delaware corporation (the “Company”).

FIREFLY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be FVP Master Fund, L.P. (“FVP Master Fund”), Firefly Value Partners, LP (“Firefly Value Partners”), FVP GP, LLC (“FVP GP”), Firefly Management Company GP, LLC (“Firefly Management”), Ariel Warszawski, Ryan Heslop and Samantha Holroyd.

As of the date hereof, FVP Master Fund beneficially owns 20,906,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. Firefly Value Partners, as the investment manager of FVP Master Fund, may be deemed the beneficial owner of the 20,906,000 shares of Common Stock owned by FVP Master Fund. FVP GP, as the general partner of FVP Master Fund, may be deemed the beneficial owner of the 20,906,000 shares of Common Stock owned by FVP Master Fund. Firefly Management, as the general partner of Firefly Value Partners, may be deemed the beneficial owner of the 20,906,000 shares of Common Stock owned by FVP Master Fund. Each of Messrs. Heslop and Warszawski, as a Managing Member of each of FVP GP and Firefly Management, may be deemed the beneficial owner of the 20,906,000 shares of Common Stock owned by FVP Master Fund. As of the date hereof, Ms. Holroyd does not beneficially own any shares of Common Stock.

###

Item 2: On March 19, 2020, Firefly posted the following materials to gulfportvalue.com: